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                     December 20, 2022

       David Kaplan
       Chief Executive Officer
       Ares Acquisition Corp
       245 Park Avenue, 44th Floor
       New York, NY 10167

                                                        Re: Ares Acquisition
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 6,
2022
                                                            File No. 001-39972

       Dear David Kaplan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Monica Shilling, Esq.